Exhibit 99.2

DESTINATION MATERNITY CORPORATION
CONTACT:	Judd P. Tirnauer
Executive Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY ANNOUNCES PROMOTION OF

RON MASCIANTONIO TO EXECUTIVE VICE PRESIDENT,

CHIEF ADMINISTRATIVE OFFICER & GENERAL COUNSEL

Philadelphia, PA, November 19, 2012 – Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced that Ronald J. Masciantonio, the Company’s current Executive Vice President & General Counsel, has been promoted to the additional position of Chief Administrative Officer. Mr. Masciantonio will continue to report directly to Ed Krell, the Company’s Chief Executive Officer.

Mr. Masciantonio has served as the Company’s Executive Vice President & General Counsel since November 2011, having previously served as Senior Vice President & General Counsel from April 2010 to November 2011, and Vice President & General Counsel from August 2006 to April 2010. In August 2006, Mr. Masciantonio rejoined the Company, after having previously served as Assistant General Counsel from February 2004 to May 2005. From May 2005 to August 2006, Mr. Masciantonio was Assistant General Counsel, North America for Taylor Nelson Sofres, N.A., a market research company with global headquarters in London, England. Prior to originally joining the Company, Mr. Masciantonio was an Associate at the law firm of Pepper Hamilton, LLP in Philadelphia, PA. Mr. Masciantonio received his JD degree from Temple University School of Law in Philadelphia, PA, and his undergraduate degree in English Literature from Holy Family University in Philadelphia, PA.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, “We are very pleased to announce Ron’s promotion to Executive Vice President, Chief Administrative Officer & General Counsel. Since rejoining us in August 2006 as our General Counsel, Ron has taken on increasing responsibility, including direct management of our Human Resources department, and has participated actively in our strategic and operational initiatives. He is a key member of our executive team whose contributions span a wide range of operational areas of the Company. Ron has a keen understanding of our business and has stepped up to his increased responsibilities in an impressive fashion. We look forward to Ron’s continuing contributions to the Company and congratulate him on his promotion.”

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of September 30, 2012, Destination Maternity operates 2,008 retail locations, including 625 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,383 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at over 1,100 Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India, the Middle East and South Korea. As of September 30, 2012, Destination Maternity has 119 international franchised locations, including 103 shop-in-shop locations and 16 Destination Maternity branded stores.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding changes in management and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.